As filed with the Securities and Exchange Commission on August 8, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TeleCommunication Systems, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction
of Employer Incorporation
or Organization)
4813
(Primary standard industrial
classification code number)
52-1526369
(I.R.S. employer
identification number)

275 West Street

Annapolis, Maryland 21401
(410) 263-7616
(Address, including zip code and telephone number, including area code of Registrant’s principal executive offices)

Maurice B. Tosé

President and Chief Executive Officer
TeleCommunication Systems, Inc.
275 West Street
Annapolis, Maryland 21401
(410) 263-7616
(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:

Wilbert H. Sirota, Esq.
Wm. David Chalk, Esq.
Piper Marbury Rudnick & Wolfe LLP
6225 Smith Avenue
Baltimore, Maryland 21209-3600
(410) 580-3000 (Phone)
(410) 580-3001 (Facsimile)
Christopher D. Lueking, Esq.
Latham & Watkins
233 South Wacker Drive
Suite 5800
Chicago, Illinois 60606
(312) 876-7700 (Phone)
(312) 993-9767 (Facsimile)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. [   ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]  333-35522

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Shares of Class A common stock, par value $.01 per share	$5,405,000	$1,427

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	The Registrant registered $86,480,000 of Class A Common Stock, $.01 per share under Registration Statement No. 33-35522 and in connection therewith paid a filing fee of $30,360. The Registrant certifies that it has instructed its bank to transmit from the Registrant’s account a wire transfer to the Securities and Exchange Commission of the requisite fee, the Registrant will not revoke such instructions and it has sufficient funds in its account to cover the amount of the registration fee.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the initial public offering of Class A common stock of TeleCommunication Systems, Inc. (the “Company”) contemplated by a Registration Statement on Form S-1 (File No. 333-35522), filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 25, 2000, as amended, which was declared effective by the Commission on August 7, 2000 (the “Prior Registration Statement”). This Registration Statement is filed solely to increase the maximum aggregate price of the offering in compliance with Rule 457(o) of the Securities Act of 1933, as amended. The Prior Registration Statement, including all exhibits thereto, is incorporated herein by reference.

CERTIFICATION

      The Company hereby certifies to the Commission that (i) it has instructed its bank to pay the Commission the filing fee set forth on the cover page of this Registration Statement by a wire transfer of such amount to the Commission’s account at Mellon Bank as soon as practicable (but no later than the close of business on August 8, 2000), (ii) it will not revoke such instructions, (iii) it has sufficient funds in the relevant account to cover the amount of such filing fee and (iv) it will confirm receipt of such instructions by the bank during regular business hours on August 8, 2000.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on August 8, 2000.

TeleCommunication Systems, Inc.

By:	/s/ MAURICE B. TOSÉ _______________________________________ Maurice B. Tosé President, Chief Executive Officer and Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Maurice B. Tosé and Thomas M. Brandt, Jr., and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Name	Title	Date

/s/ MAURICE B. TOSÉ Maurice B. Tosé	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	August 8, 2000
/s/ THOMAS M. BRANDT, JR. Thomas M. Brandt, Jr.	Chief Financial Officer and Senior Vice President (Principal Financial Officer)	August 8, 2000
* Clyde Heintzelman	Director	August 8, 2000
Andrew C. Barrett	Director	August 8, 2000
* Richard Kozak	Director	August 8, 2000
* Weldon Latham	Director	August 8, 2000
* Byron Marchant	Director	August 8, 2000
* Timothy P. Bradley	Director	August 8, 2000
* Daniel Tseung	Director	August 8, 2000

*By: /s/ THOMAS M. BRANDT, JR. Thomas M. Brandt, Jr. Attorney-in-fact

Exhibits:

The following exhibits are filed herewith:

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Piper Marbury Rudnick & Wolfe LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Piper Marbury Rudnick & Wolfe LLP (included as part of Exhibit 5.1 hereto)
24.1	Power of Attorney (included in signature pages)